Exhibit 99.1

Unlocking Growth and Profitability: An Open Letter to Our Valued Shareholders from Better For You

Wellness, Inc.'s Chairman and CEO.

December 18, 2023

Dear Fellow Shareholders:

As we approach the close of this calendar year, I am excited to connect with you and provide insights into the strategic decisions undertaken by Better For You Wellness, Inc. (BFYW). Transparency and clear communication are essential as we navigate the path to sustained growth and profitability. I want to address the recent proposal to increase Authorized Shares from five hundred million to two billion.

Our motivation can be succinctly encapsulated in two words: "Growth" + "Profitability."

As Chairman and CEO, my foremost commitment is to enhance shareholder value by fostering sustainable growth and profitability. I understand concerns about potential dilution resulting from the increase in Authorized Shares have been raised. However, I firmly believe such concerns are myopic and overlook the long-term benefits of expanding our enterprise. I've always adhered to the philosophy that a smaller piece of a larger pie is more advantageous than a larger piece of a smaller one.

Allow me to present some crucial facts for your consideration:

•	Current Authorized Shares = 500M
•	Current Shares Issued = 419M+
•	Existing Shares in Reserve = 78M
•	Current Shares available for Issue = fewer than 2M shares
•	Board of Director Option Shares = 20M

BFYW currently lacks the Authorized Shares necessary for sustained growth.

The Board and Management believe that the recent acquisition of all the assets and brands within The Ideation Lab, including her crown jewel, the Premium Coffee line, Stephen James Curated Coffee Collection (SJCCC), is, of all the brands in BFYW's portfolio, best poised for exponential growth because of its current placement in 35 select Ohio Kroger stores, Amazon and other retailers. We look to SJCCC as our North Star, especially given the very promising conversations with national grocers and retailers, which we believe could bring expansion into hundreds of doors in 2024, more than 1,000 doors by 2026, and nearly four times that within five years, and with projected sales over that time, place BFYW in an excellent cash position on its balance sheet to significantly bolster BFYW's financial standing.

To meet these goals, expectations, and demands, BFYW has begun an effort to raise a minimum of $3.5M in Debt Capital with a five-year term note to fund COGS, operations, marketing, and retirement of existing debt. With $3.5M in Debt Capital, we can engage an aggressive 360° marketing strategy to stay in front of consumers, achieve $1M in gross sales in year one after funding with a nearly 60% gross margin, and cash flow positivity within the first 24 months. The plan requires sufficient Commitment Shares and Shares in Reserve to collateralize the Note. Our goal is to utilize proceeds from growing sales to fully service the Note and, upon the full repayment of principal and interest, initiate a return of reserved shares for future M&A and minimize dilution for shareholders as the Company grows in profitability.

We are following a long-term strategic model that Management and the Board believe will strengthen BFYW, and it also aligns with a proven strategy followed by other premium coffee brands. The model requires sufficient funding to buy green coffee beans, packaging, and manufacturing at a commercial scale to lower the per unit costs, fund the Company's operation, retire existing debt, and engage in aggressive marketing to reach consumers to drive sales. Ultimately, this strategic model positions BFYW to be good partners to our grocers and retailers so that we can get into more stores and in front of new consumers to expand sales and be good stewards of your BFYW.

We will continue to follow a long-term strategy, the regulations, and the law in building the Company. The increase in Authorized Shares will allow us to raise growth capital and acquire other synergistic companies to generate more significant revenue and profitability, increasing shareholder value and minimizing dilution because of the overall growth. Our strategic commitment to expansion is part of an ongoing aligned vision for the Company. This vision includes the continued development of our product offerings through SJCCC and the growth of our skincare and personal care lines.

As I have previously publicly stated, I am very disappointed by the performance of our stock. I do not believe the trading price of our stock remotely resembles the Company's actual value. It is evident that, regardless of meeting significant milestones (i.e., acquisition of The Ideation Lab Brands, including SJCCC, etc.), we have experienced downward pressure on the stock, causing the price to fall, which led to the Company being downgraded from OTCQB to OTC Pink. Nonetheless, Stephen Letourneau and I continue to be incredibly bullish and personally purchased stock on the open market – and will continue to do so. Furthermore, because we believe our stock is undervalued when converting debt for shares, we have converted well above the current market price, minimizing dilution and demonstrating our unwavering confidence in our Company.

The Board of Directors and I assure you that our strategic plan, anchored by SJCCC, is designed to lift all facets of the BFYW portfolio, ensuring holistic growth and prosperity for the Company. We want to reiterate that maximizing shareholder value remains the primary focus of all our activities. As such, we have charted a course with our Premium Coffee line (SJCCC) as our North Star to ensure we maximize all the financial benefits SJCCC offers. As Warren Buffet aptly expressed, a company's business merits more attention than short-term stock price fluctuations. Our decision to increase Authorized Shares aligns with our dedication to the long-term success and growth of BFYW's business, and we plan for SJCCC to be a high tide that will lift all boats in the BFYW portfolio and ensure holistic growth and prosperity of the Company.

I sincerely hope this open letter gives you a greater understanding of our strategic plans, and it will be followed by joy, prosperity, good health, and peace for you and your family throughout the holidays and New Year.

Thank you for your continued loyalty and support.

Ian James

Chairman and CEO

Better For You Wellness, Inc.